Overview
The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below.
Summary of Terms
Issuer:
JPMorgan Chase Financial Company LLC
Guarantor:
JPMorgan Chase & Co.
Underlyings:
EURO STOXX 50 ® Index (the “Index”) and iShares ® MSCI Emerging Markets ETF (the
“
Pricing Date:
September 18, 2020
Final Review Date:
September 18, 2024
Maturity Date:
September 23, 2024
Review Dates:
Annual
Trigger Value:
With respect to each Underlying, 70.00% of its Initial Value
CUSIP:
48132MS93
Preliminary
Pricing Supplement:
http://sp.jpmorgan.com/document/cusip/48132MS93/doctype/Product_Termsheet/document.pdf
For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes
, p lease see the
hyperlink above . You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan
Chase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
Automatic Call
If the
closing value of each Underlying on any Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call
Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes
Payment at Maturity
If the notes have not been automatically called and the Final Value of each Underlying is greater than or equal to its Trigge
r
Value, you will receive the principal amount of your notes at maturity.
If
the notes have not been automatically called and the Final Value of either Underlying is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000
×Lesser Performing Underlying Return
If
the notes have not been automatically called and the Final Value of either Underlying is less than its Trigger Value, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.
Hypothetical Amount Payable**
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
4yr Auto Callable Review Notes
linked to SX5E/EEM
North America Structured Investments
Lesser
Performing Index
Return at Review
Date
Total Return at
First Review
Date
Total Return at
Second Review
Date
Total Return at
Third Review
Date
Total Return at
Final Review
Date
80.00%
10.25%
20.50%
30.75%
41.00%
40.00%
10.25%
20.50%
30.75%
41.00%
2
0.00 10.25%
20.50%
30.75%
41.00%
10.00%
10.25%
20.50%
30.75%
41.00%
0.00%
10.25%
20.50%
30.75%
41.00%
-
5.00% 10.25%
20.50%
30.75%
41.00%
-
5.01% N/A
N/A
N/A
0.00%
-
10.00 N/A
N/A
N/A
0.00%
-
20.00% N/A
N/A
N/A
0.00%
-
30.00% N/A
N/A
N/A
0.00%
-
30.01% N/A
N/A
N/A
-
30.01%
-
50.00% N/A
N/A
N/A
-
50.00%
-
80.00% N/A
N/A
N/A
-
80.00%
-
100.00% N/A
N/A
N/A
-
100.00%
* In each case, to be determined on the Pricing Date, but not greater than the maximum Call
Value or less than the minimum Call Premium, as applicable.
** Reflects a Call Premium of 10.25% per annum and the applicable maximum Call Values listed in the table to the left. The call premium will be determined on the Pricing Date and will not be less than 10.25% per annum. The Call Values will be determined on the Pricing Date and will not be greater than the applicable maximum.
The “total return” as used above is the number expressed as a percentage, that results from comparing the payment on the applicable payment date per $1,000 principal amount note to
$
The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.
Capitalized
terms used but not defined herein shall have the meaning set forth in the preliminary pricing supplement
Review Date
Call Value
Call
Premium*
First
95.00%
At least
10.25
Second
95.00%
At least
20.50
Third
95.00%
At least
30.75
Fourth
95.00%
At least
41.00

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Selected Risks
•
Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.
•
Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial
Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of
JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.
•
The appreciation potential of the notes is limited to any Call Premium Amount paid on the notes.
•
You are exposed to the risks of the decline in the value of each Underlying.
•
Your payment at maturity will be determined by the Lesser Performing Underlying.
•
The benefit provided by the Trigger Value may terminate on the final Review Date
•
The automatic call feature may force a potential early exit.
•
No interest payments, dividend payments or voting rights.
•
The notes are subject to the risks associated with non U.S. securities.
•
The notes do not provide direct exposure to fluctuations in foreign exchange rates with respect to the Index.
•
The Fund is subject to management risk.
•
The performance and market value of the Fund, particularly during periods of market volatility, may not correlate with the performance of the Fund’s underlying index as well as the net asset value per share
•
The notes are subject to emerging markets risk with respect to the Fund
•
The notes are subject to currency exchange risk with respect to the Fund.
•
The anti dilution for the Fund is limited.
•
As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.
Selected Risks (continued)
•
The estimated value of the notes will be lower than the original issue price (price to public) of the notes.
•
The estimated value of the notes is determined by reference to an internal funding rate.
•
The estimated value of the notes does not represent future values and may differ from others’ estimates.
•
The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.
•
Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
•
Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline.
•
The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes .
Additional Information
SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get the se documents without cost by visiting EDGAR on the SEC web site at
www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participat ing in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by c all ing toll free 1 866 535 9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o
f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S.
tax related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters.
This material is not a product of J.P. Morgan Research Departments.
Free writing Prospectus filed Pursuant to Rule 433; Registration Statement Nos. 333
236659 and 333 236659 01
North America Structured Investments
4yr Auto Callable Review Notes linked to
SX5E/EEM
The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk
Considerations” in the applicable preliminary pricing supplement for additional information.